Exhibit 99.1

DECEMBER 22, 2004
FOR IMMEDIATE RELEASE

For more information, contact:	VERTIS, INC. ANNOUNCES NEW SENIOR CREDIT FACILITY

Dean D. Durbin
Vertis
President and Chief Financial Officer
(410) 361-8367

Stephen E. Tremblay
Vertis
Senior Vice President
Finance and Treasurer
(410) 361-8352

Michelle Metter or
Donovan Roche
Formula
(619) 234-0345

PO Box 17102 Baltimore, Maryland 21297

250 West Pratt Street 18th Floor Baltimore, Maryland 21201 T 410.528.9800
F 410.528.9289
www.vertisinc.com

Baltimore, MD (December 22, 2004) — Vertis, Inc. (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing services, announced today that it has entered into a $200 million, four-year revolving credit agreement.  The credit facility, led by GE Commercial Finance as Agent and Lead Arranger and Bank of America, N.A. as Documentation Agent and Joint-Lead Arranger, replaces the Company’s existing credit facility scheduled to expire in December 2005.

The new facility reduces borrowing costs by 75 basis points and increases Vertis’ financial flexibility by eliminating leverage and interest rate coverage covenants.  The new credit agreement includes a minimum EBITDA covenant.  The availability is subject to the Company’s level of qualified receivables, inventories and fixed assets.  As a result of this financing, unamortized deferred debt costs of $1.8 million will be charged to expense in the fourth quarter.  Like the facility it replaces, the new facility is secured by substantially all of the assets of Vertis, including the stock and assets of its domestic and foreign subsidiaries who are guarantors of the facility.

“We are pleased with the successful closing of this new credit facility, well in advance of the expiration of the existing facility.  The financial flexibility and lower interest rates are extremely valuable as we move forward to grow the business,” said Dean D. Durbin, Vertis’ President and CFO.  “We appreciate the continued support Vertis has received in the lender community.”

ABOUT VERTIS

Vertis is a leading provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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